Exhibit 99.2

PERFORMANCE STOCK UNITS AGREEMENT

Effective as of [_______], 2025 (the “Grant Date”), Ideal Power Inc., a Delaware corporation (the “Company”), has awarded to David Somo (“Grantee”) [_______] Performance Stock Units (the “Performance Stock Units” or “Award”). Each Performance Stock Unit represents an unfunded and unsecured promise of the Company to deliver one (1) share of common stock, par value $0.001 per share, of the Company (the “Shares”) to Grantee, subject to the terms and conditions set forth herein. Each Performance Stock Unit will be subject to forfeiture until the date such Performance Stock Unit vests pursuant to Section 1, 3, or 4, as applicable, of this Performance Stock Units Agreement (this “Agreement”). Upon vesting, Grantee’s right to receive a vested Performance Stock Unit shall not be affected by subsequent changes in the Company’s share price or the price received by the Company’s stockholders in connection with a Change in Control. The Performance Stock Units are intended to constitute an employment inducement award (an “Inducement Award”) pursuant to Listing Rule 5635(c)(4) of the corporate governance rules of the Nasdaq Stock Market in connection with Grantee’s commencement of employment with the Company. As an Inducement Award, the Award is not granted under the Company’s 2013 Equity Incentive Plan, as amended as of the date hereof (the “Plan”), but shall be subject to all applicable provisions of the Plan that relate to the Award, which provisions are incorporated herein by reference, and of this Agreement. Capitalized terms used in this Agreement that are not specifically defined will have the meanings ascribed to such terms in the Plan.

1.         Vesting Schedule.

The Award will vest [add vesting schedule, performance targets, and expiration].

2.         Transferability. The Performance Stock Units shall not be transferable.

3.         Change in Control.

(a)    In the event of a Change in Control the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Grantee, assume or continue in full force and effect the Company’s rights and obligations with respect to all or any portion of the outstanding Performance Stock Units or substitute for all or any portion of the outstanding Performance Stock Units substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, a Performance Stock Unit shall be deemed assumed if, following the Change in Control, the Performance Stock Unit confers the right to receive, subject to the terms and conditions of the Plan and this Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon settlement of the Performance Stock Unit to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control. The Award shall terminate and cease to be outstanding effective as of the time of consummation or the Change in Control to the extent that the Award is neither assumed or continued by the Acquiror in connection with the Change in Control nor settled as of the time of the Change in Control. In the event Grantee’s employment with the Company is terminated without cause (other than by reason of death or disability) or Grantee resigns for Good Reason (such termination a “Qualifying Termination”) during the Protection Period (with the terms “cause,” “Good Reason” and “Protection Period” as defined in Grantee’s Employment Agreement with the Company, dated as of November 3, 2025, as the same may be amended from time to time (the “Employment Agreement”)), the Performance Stock Units awarded under this Agreement will become fully vested, subject to the express terms and conditions of the Employment Agreement.

(b)    For purposes of this Agreement, the term “Change in Control” shall mean the sale or disposition by the Company to an unrelated third party of substantially all of its business or assets, or the sale of the capital stock of the Company in connection with the sale or transfer of a Controlling Interest in the Company to an unrelated third party, or the merger or consolidation of the Company with another corporation as part of a sale or transfer of a Controlling Interest in the Company to an unrelated third party. For purposes of this definition, the term “Controlling Interest” means the sale or transfer of the Company’s securities representing at least 50.1% of the voting power.

4.         Termination of Employment. Except as otherwise provided in the Employment Agreement, the following provisions apply to the Performance Stock Units upon Grantee’s termination of employment:

(a)    If Grantee’s employment with the Company is terminated by the Company with or without Cause prior to the vesting in full of the Performance Stock Units, any unvested portion of such Performance Stock Units shall be forfeited by Grantee.

(b)    If Grantee’s employment with the Company is terminated due to death or disability of Grantee prior to the vesting in full of the Performance Stock Units, any unvested portion of such Performance Stock Units shall be forfeited by Grantee.

(c)    Notwithstanding subsection (a) of this Section 4, in the event of a Change in Control, Grantee’s Employment Agreement governs in the event of a Qualifying Termination in connection with a Change in Control.

5.         Payment. Upon the vesting of Performance Stock Units, Grantee shall be entitled to receive from the Company (without any payment on behalf of Grantee other than as described in Section 9) the Shares represented by such Performance Stock Units, and such Shares shall be issued to Grantee no later than 30 days following the applicable Vesting Date.

6.         Dividends. Grantee shall not be entitled to receive any cash dividends on the Performance Stock Units.

7.         Right of Set-Off. By accepting these Performance Stock Units, Grantee consents to a deduction from, and set-off against, any amounts owed to Grantee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by the Company or any of its affiliates from time to time (including, but not limited to, amounts owed to Grantee as wages, severance payments or other fringe benefits) to the extent of the amounts owed by Grantee to the Company or any of its affiliates under this Agreement.

8.         No Stockholder Rights. Grantee shall have no rights of a stockholder with respect to the Performance Stock Units, including, without limitation, any right to vote the Shares represented by the Performance Stock Units.

9.         Withholding Tax.

(a)       Generally. Grantee is liable and responsible for all taxes owed in connection with the Performance Stock Units, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Performance Stock Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Performance Stock Units or the subsequent sale of Shares issuable upon settlement of the Performance Stock Units. The Company does not commit and is under no obligation to structure the Performance Stock Units to reduce or eliminate Grantee’s tax liability.

(b)       Payment of Withholding Taxes. Prior to any event in connection with the Performance Stock Units (e.g., vesting or settlement) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Grantee is required to arrange for the satisfaction of the amount of such Tax Withholding Obligation required by law in a manner acceptable to the Company.

(i)        By Share Withholding. Unless Grantee elects to satisfy the Tax Withholding Obligation pursuant to Sections 9(b)(ii), Grantee’s acceptance of this Agreement constitutes Grantee’s instruction and authorization to the Company to retain on Grantee’s behalf the number of Shares from those Shares issuable to Grantee under the Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as owed when any such obligation becomes due. The value of any Shares retained for such purposes shall be based on the Fair Market Value, as the term is defined in the Plan, of the Shares on the date of vesting of the Performance Stock Units. To the extent that the Company retains any Shares to cover the Tax Withholding Obligation, it will do so at the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the Award under generally accepted accounting principles in the United States of America).

(ii)       By Check, Wire Transfer or Other Means. No later than five (5) business days prior to a Vesting Date, Grantee may elect to satisfy Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Chief Financial Officer of the Company.

10.       Governing Law/Venue for Dispute Resolution. This Agreement shall be governed by the laws of the State of Texas, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Texas bear a substantial relationship to the parties and/or this Agreement and that the Performance Stock Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Texas.

11.       Action by the Committee. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Committee may delegate its functions under this Agreement to an officer of the Company designated by the Committee (hereinafter the “designee”). In fulfilling its responsibilities hereunder, the Committee or its designee may rely upon documents, written statements of the parties or such other material as the Committee or its designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee or its designee and that any decision of the Committee or its designee relating to this Agreement, including, without limitation, whether particular conduct constitutes achievement of a Performance Target, shall be final and binding unless such decision is arbitrary and capricious.

12.       Prompt Acceptance of Agreement. The Performance Stock Unit award evidenced by this Agreement shall, at the discretion of the Committee, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Grantee by indicating Grantee’s acceptance of this Agreement in accordance with the Company’s applicable acceptance procedures, within the later of ninety (90) days after the Grant Date or thirty (30) days after the Agreement is provided to the Grantee by the Company. Acceptance of the Agreement also constitutes agreement to the Company’s Incentive Compensation Recovery Policy as it relates to the Award.

13.       Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Stock Unit grant under and participation in the Plan or future Performance Stock Units that may be granted under the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of this Performance Stock Unit award and the execution of this Agreement through electronic signature.

14.       Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Grantee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Ideal Power Inc.

5508 Highway 290 West, Suite 120

Austin, TX 78735

Attention: Chief Financial Officer

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Grantee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Grantee at the address provided by Grantee to the Company pursuant to this Section 14.

15.       Application of Section 409A. Absent a proper deferral election, it is intended that all of the benefits and payments provided under the Award satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4), and the Award will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the Award and the payments and benefits to be provided hereunder are intended to, and will be construed and implemented so as to, comply in all respects with the applicable provisions of Code Section 409A, and any provisions calling for payments on a termination of employment or other service shall be read to mean a “separation from service” (as defined under Treasury Regulation Section 1.409-1(h) without reference to alternative definitions thereunder). For purposes of Code Section 409A, each payment, installment and benefit under this Award is intended to constitute a separate and distinct payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding any other provision of the Agreement, to the extent that (a) one or more of the payments or benefits received or to be received by Grantee upon “separation from service” pursuant to the Award would constitute deferred compensation subject to the requirements of Code Section 409A, and (b) Grantee is a “specified employee” within the meaning of Code Section 409A at the time of separation from service, then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments and benefits shall not be provided to Grantee prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of Grantee’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation on Grantee. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments and benefits deferred pursuant to this paragraph shall be paid in a lump sum to Grantee, and any remaining payments and benefits due shall be paid as otherwise provided herein.

* * * * *

IN WITNESS WHEREOF, the Company and Grantee have executed this Agreement and agree that the Award is to be governed by the terms and conditions of this Agreement and the Plan.

IDEAL POWER INC., a Delaware corporation

By:

Name:

Title:

ACCEPTANCE OF AGREEMENT

Grantee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; and (b) voluntarily and knowingly accepts this Agreement and the Performance Stock Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement.

Grantee’s Signature

Date: